Exhibit 99.1

Tenet Reports Third Quarter 2010 Results

Raises Lower End of Outlook Range for 2010 Adjusted EBITDA

To New Range of $1.050 Billion to $1.100 Billion

Key Metrics

•	Net income attributable to common shareholders of $932 million compared to $3 million net loss in Q3’09

•	Earnings of $1.68 per diluted share compared to a loss of $0.01 per diluted share in Q3’09

•	Deferred tax benefit of $981 million recognized, $1.75 per diluted share

•	Early extinguishment of debt loss of $55 million, $0.06 per diluted share

•	Adjusted EBITDA of $203 million, 9.0 percent adjusted EBITDA margin

•

Outlook for normalized 2010 net income from continuing operations increased to new range of $110 million to $140 million, and 2010 EPS outlook raised to $0.22 to $0.28 per diluted share, exclusive of deferred tax benefit and debt loss

Subsequent Events in October

•	Medical office building sales proceeds of $46 million received

•	California provider fee plan receives partial CMS approval

•	$64 million in net revenue expected to be recorded in the fourth quarter

•	$800 million new bank credit line completed

DALLAS – Nov. 2, 2010 – Tenet Healthcare Corporation (NYSE:THC) today reported adjusted EBITDA of $203 million for the quarter ended September 30, 2010, a decrease of $37 million, or 15.4 percent, compared to $240 million for the third quarter of 2009. Net income attributable to common shareholders for the third quarter of 2010 was $932 million, or $1.68 per diluted share, compared to a net loss of $3 million, or $0.01 per diluted share, for the third quarter of 2009. Net income in the third quarter of 2010 included the recognition of $981 million, or $1.75 per diluted share, of tax benefits primarily as a result of the reversal of the previously established valuation allowance against deferred tax benefits associated with the Company’s net operating loss carryforward. The contribution from these deferred tax benefits was partially offset by a loss from early extinguishment of debt of $55 million pre-tax, $35 million after-tax, or $0.06 per diluted share.

“Recognition of the value of our deferred tax assets provided a significant boost to our net income in the third quarter and reflects the progress we have made in achieving sustained and sustainable profitability,” said Trevor Fetter, president and chief executive officer. “The soft economy, however, continued to challenge our volume growth and exerted pressure on our operating margins. We also had expected the revenues associated with the California provider fee plan to be recognized in the third quarter; it is now expected the recognition will occur in the fourth quarter pending CMS’s anticipated approval of the managed care portion of the plan before year end. I am pleased to raise the lower end of our outlook range for 2010’s adjusted EBITDA to a new range of $1.050 billion to $1.100 billion. Our 2010 outlook assumes an expected $64 million favorable impact from the California provider fee plan and the anticipated effect of our initiatives across a number of other fronts.”

“In response to the continued adverse impact of a soft economy on our volumes, we took aggressive actions on our operations. As a result of these actions, our adjusted EBITDA was essentially flat after excluding the impact of certain items. Last year’s third quarter benefited from the recognition of $20 million in favorable items, including favorable cost report adjustments, HMO distributions, and pension adjustments,” said Biggs Porter, chief financial officer. “In contrast, this year’s third quarter adjusted EBITDA was reduced by $16 million as a result of the aggregate net impact of discount rate effects on malpractice and workers’ compensation expense related to the declining interest rate environment, incremental costs related to our healthcare information technology initiative, and net of favorable, but lower, cost report adjustments.”

Discussion of Results (All percentage changes compare Q3’10 to Q3’09.)

Third quarter 2010 adjusted EBITDA performance was adversely impacted by the continuing effects of the recession, including declining commercial enrollment and the deferral of elective procedures reflecting economic uncertainty and an increase in patient copays and deductibles. Admissions and outpatient visits declined by 3.5 percent and 2.0 percent, respectively. Adjusted admissions declined by 1.8 percent.

Net operating revenues were $2.262 billion, unchanged compared to net operating revenues in the third quarter of 2009. Net of favorable prior year cost report adjustments in both quarters, net operating revenues increased by $9 million, or 0.4 percent. Commercial managed care revenues increased by $8 million, or 0.9 percent.

Total controllable operating expenses increased by $43 million, or 2.4 percent. This increase included a $14 million charge due to an 84 basis point reduction in the discount rates used to calculate malpractice and workers’ compensation expenses. Our healthcare information technology initiative expenses increased by $4 million compared to the third quarter of 2009. Total controllable costs per adjusted patient day increased by $95, or 4.9 percent. The increase in unit costs included a 4.9 percent increase in salaries, wages and benefits per adjusted patient day, primarily the result of merit increases awarded to our broad employee population on October 1, 2009, severance costs, the effect of lower volume on operating leverage, and increased physician employment.

Bad debt expense declined by $6 million, or 3.1 percent. The ratio of bad debt expense to net operating revenues declined to 8.3 percent, a decline of 20 basis points compared to 8.5 percent in the third quarter of 2009. Uninsured admissions and outpatient visits declined by 5.9 percent and 2.7 percent, respectively. However, charity admissions and outpatient visits grew by 16.0 percent and 11.5 percent, respectively, contributing to a $4 million increase in the estimated costs of providing care to charity and uninsured patients to $133 million, an increase of 3.1 percent.

Net cash provided by operating activities was $128 million in the third quarter of 2010 compared to $120 million in the third quarter of 2009. Adjusted net cash provided by operating activities from continuing operations was $160 million compared to $233 million in the third quarter of 2009, a decline of $73 million. Adjusted free cash flow from continuing operations was $53 million in the third quarter of 2010 compared to $142 million in the third quarter of 2009, a decline of $89 million, primarily the result of the $37 million decline in adjusted EBITDA, a $31 million increase in accounts payable payments, a $16 million increase in capital expenditures, and a $13 million increase in interest payments, partially offset by an improvement in our accounts receivable days outstanding. Cash and cash equivalents were $398 million at September 30, 2010, a decrease of $313 million from June 30, 2010. The decline in cash was primarily attributable to the $274 million used to repurchase debt during the quarter and the acquisition of various outpatient imaging centers for $42 million. Subsequent to the third quarter of 2010, the company received proceeds of $46 million from the sale of a portion of its medical office buildings (“MOBs”) in Florida. As previously announced, the company continues to negotiate the sale of 18 additional MOBs.

Management’s Webcast Discussion of Third Quarter Results

Tenet management will discuss third quarter 2010 results on a webcast scheduled for 10:00 AM (ET) on November 2, 2010. This webcast may be accessed through Tenet’s website at www.tenethealth.com/investors. A set of slides, to which management intends to refer on the call, will be posted to the Company’s website at approximately 7:30 AM (ET).

Additional information regarding Tenet’s quarterly results of operations, including detailed tabular operational data, is contained in its Form 10-Q report, which will be filed with the Securities and Exchange Commission and posted on the Tenet investor relations website before today’s webcast. This press release includes certain non-GAAP measures, such as Adjusted EBITDA and Adjusted Free Cash Flow. A reconciliation of these financial measures and the most directly comparable GAAP measure is included in the financial tables at the end of this release.

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

# # #

Some of the statements in this release may constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2009, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Tenet uses its company web site to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended September 30,
	2010	%	2009	%	Change

Net operating revenues	$2,262	100.0%	$2,262	100.0%	—%
Operating expenses:
Salaries, wages and benefits	977	43.2%	954	42.2%	2.4%
Supplies	390	17.2%	389	17.2%	0.3%
Provision for doubtful accounts	187	8.3%	193	8.5%	(3.1)%
Other operating expenses, net	505	22.3%	486	21.5%	3.9%
Depreciation and amortization	101	4.5%	97	4.3%	4.1%
Impairment of long-lived assets and goodwill, and restructuring charges	3	0.1%	7	0.3%
Litigation and investigation costs	2	0.1%	3	0.1%

Operating income	97	4.3%	133	5.9%
Interest expense	(107)		(112)
Loss from early extinguishment of debt	(55)		(16)
Investment earnings	3		2

Income (loss) from continuing operations, before income taxes	(62)		7
Income tax benefit (expense)	1,002		(3)

Income from continuing operations, before discontinued operations	940		4
Discontinued operations:
Loss from operations	(4)		(2)
Impairment of long-lived assets and goodwill, and restructuring charges, net	1		(1)
Income tax benefit (expense)	3		(2)

Loss from discontinued operations	—		(5)

Net income (loss)	940		(1)
Less: Preferred stock dividends	6		—
Less: Net income attributable to noncontrolling interests	2		2

Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$932		$(3)

Amounts attributable to Tenet Healthcare Corporation common shareholders
Income from continuing operations, net of tax	$932		$2
Loss from discontinued operations, net of tax	—		(5)

Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$932		$(3)

Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders
Basic
Continuing operations	$1.92		$—
Discontinued operations	—		(0.01)

	$1.92		$(0.01)

Diluted
Continuing operations	$1.68		$—
Discontinued operations	—		(0.01)

	$1.68		$(0.01)

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	485,210		481,008
Diluted	559,850		498,084

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)	Nine Months Ended September 30,
	2010	%	2009	%	Change

Net operating revenues	$6,904	100.0%	$6,753	100.0%	2.2%
Operating expenses:
Salaries, wages and benefits	2,933	42.5%	2,868	42.5%	2.3%
Supplies	1,183	17.1%	1,175	17.4%	0.7%
Provision for doubtful accounts	549	8.0%	516	7.6%	6.4%
Other operating expenses, net	1,470	21.3%	1,430	21.2%	2.8%
Depreciation and amortization	293	4.2%	291	4.3%	0.7%
Impairment of long-lived assets and goodwill, and restructuring charges	1	—%	13	0.2%
Litigation and investigation costs	6	0.1%	13	0.2%

Operating income	469	6.8%	447	6.6%
Interest expense	(323)		(342)
Gain (loss) from early extinguishment of debt	(55)		97
Investment earnings (loss)	5		(1)
Net gain on sales of investments	—		15

Income from continuing operations, before income taxes	96		216
Income tax benefit (expense)	979		(12)

Income from continuing operations, before discontinued operations	1,075		204
Discontinued operations:
Loss from operations	(4)		(14)
Impairment of long-lived assets and goodwill, and restructuring charges, net	(1)		(16)
Net losses on sales of facilities	—		(2)
Income tax expense	—		(4)

Loss from discontinued operations	(5)		(36)

Net income	1,070		168
Less: Preferred stock dividends	18		—
Less: Net income attributable to noncontrolling interests	7		8

Net income attributable to Tenet Healthcare Corporation common shareholders	$1,045		$160

Amounts attributable to Tenet Healthcare Corporation common shareholders
Income from continuing operations, net of tax	$1,050		$197
Loss from discontinued operations, net of tax	(5)		(37)

Net income attributable to Tenet Healthcare Corporation common shareholders	$1,045		$160

Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders
Basic
Continuing operations	$2.17		$0.41
Discontinued operations	(0.01)		(0.08)

	$2.16		$0.33

Diluted
Continuing operations	$1.91		$0.40
Discontinued operations	(0.01)		(0.07)

	$1.90		$0.33

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	483,912		479,942
Diluted	560,200		489,688

TENET HEALTHCARE CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(Dollars in millions)	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$398	$690
Investments in Reserve Yield Plus Fund	1	2
Investments in marketable securities	1	11
Accounts receivable, less allowance for doubtful accounts	1,129	1,158
Inventories of supplies, at cost	152	153
Income tax receivable	21	35
Current portion of deferred income taxes	307	108
Assets held for sale	20	29
Other current assets	415	286

Total current assets	2,444	2,472
Investments and other assets	176	182
Deferred income taxes, net of current portion	636	—
Property and equipment, at cost, less accumulated depreciation and amortization	4,239	4,313
Goodwill	637	607
Other intangible assets, at cost, less accumulated amortization	403	379

Total assets	$8,535	$7,953

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$2	$2
Accounts payable	601	739
Accrued compensation and benefits	385	370
Professional and general liability reserves	91	106
Accrued interest payable	110	127
Accrued legal settlement costs	8	76
Other current liabilities	499	363

Total current liabilities	1,696	1,783
Long-term debt, net of current portion	4,057	4,272
Professional and general liability reserves	425	466
Accrued legal settlement costs	22	19
Other long-term liabilities	571	568
Deferred income taxes	—	148

Total liabilities	6,771	7,256
Commitments and contingencies
Equity:
Shareholders’ equity:
Preferred stock	334	334
Common stock	27	27
Additional paid-in capital	4,461	4,461
Accumulated other comprehensive loss	(30)	(32)
Accumulated deficit	(1,602)	(2,665)
Less common stock in treasury, at cost	(1,479)	(1,479)

Total shareholders’ equity	1,711	646
Noncontrolling interests	53	51

Total equity	1,764	697

Total liabilities and equity	$8,535	$7,953

TENET HEALTHCARE CORPORATION

CONSOLIDATED CASH FLOW DATA

(Unaudited)

(Dollars in millions)	Nine Months Ended September 30,
	2010	2009
Net income	$1,070	$168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	293	291
Provision for doubtful accounts	549	516
Net gain on sales of investments	—	(15)
Deferred income tax (benefit) expense	(984)	17
Stock-based compensation expense	18	18
Impairment of long-lived assets and goodwill, and restructuring charges	1	13
Fair market value adjustments related to interest rate swap and LIBOR cap agreements	3	(1)
Proceeds from interest rate swap agreement	—	18
Litigation and investigation costs	6	13
Loss (gain) from early extinguishment of debt	55	(97)
Pretax loss from discontinued operations	5	32
Other items, net	23	(2)
Changes in cash from changes in operating assets and liabilities:
Accounts receivable	(537)	(498)
Inventories and other current assets	2	(25)
Income taxes	40	13
Accounts payable, accrued expenses and other current liabilities	(146)	(37)
Other long-term liabilities	(23)	(6)
Payments against reserves for restructuring charges and litigation costs	(76)	(165)
Net cash provided by (used in) operating activities from discontinued operations, excluding income taxes	(2)	31

Net cash provided by operating activities	297	284
Cash flows from investing activities:
Purchases of property and equipment—continuing operations	(254)	(216)
Purchases of property and equipment—discontinued operations	(13)	(1)
Construction of new and replacement hospitals	(13)	(47)
Purchase of businesses or joint venture interest	(44)	—
Proceeds from sales of facilities and other assets – discontinued operations	19	221
Proceeds from sales of marketable securities, long-term investments and other assets	31	55
Proceeds from hospital authority bonds	—	49
Purchase of marketable securities	—	(17)
Distributions received from investments in Reserve Yield Plus Fund	1	11
Other items, net	2	—

Net cash provided by (used in) investing activities	(271)	55
Cash flows from financing activities:
Repayments of borrowings	(886)	(1,285)
Proceeds from borrowings	601	885
Deferred debt issuance costs	(15)	(47)
Proceeds from issuance of mandatory convertible preferred stock	—	334
Cash dividends on preferred stock	(18)	—
Distributions paid to noncontrolling interests	(6)	(5)
Other items, net	6	3

Net cash used in financing activities	(318)	(115)

Net increase (decrease) in cash and cash equivalents	(292)	224
Cash and cash equivalents at beginning of period	690	507

Cash and cash equivalents at end of period	$398	$731

Supplemental disclosures:
Interest paid, net of capitalized interest	$(313)	$(340)
Income tax refunds, net	$34	$15

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Change	2010	2009	Change

Net inpatient revenues	$1,430	$1,466	(2.5)%	$4,452	$4,421	0.7%
Net outpatient revenues	$734	$709	3.5%	$2,173	$2,079	4.5%

Number of general hospitals (at end of period)	49	49	—	49	49	—	*
Licensed beds (at end of period)	13,430	13,419	0.1%	13,430	13,419	0.1%
Average licensed beds	13,423	13,419	—%	13,430	13,413	0.1%
Utilization of licensed beds	48.3%	50.4%	(2.1)%	50.8%	52.6%	(1.8)%	*
Patient days	596,810	622,427	(4.1)%	1,864,127	1,924,777	(3.2)%
Adjusted patient days	913,049	935,375	(2.4)%	2,800,483	2,854,688	(1.9)%
Net inpatient revenue per patient day	$2,396	$2,355	1.7%	$2,388	$2,297	4.0%
Admissions	125,645	130,258	(3.5)%	385,995	395,901	(2.5)%
Adjusted patient admissions	193,670	197,164	(1.8)%	584,407	591,223	(1.2)%
Net inpatient revenue per admission	$11,381	$11,255	1.1%	$11,534	$11,167	3.3%
Average length of stay (days)	4.7	4.8	(0.1)	4.8	4.9	(0.1)	*
Surgeries	91,064	92,437	(1.5)%	270,347	274,243	(1.4)%
Net outpatient revenue per visit	$752	$712	5.6%	$745	$702	6.1%
Outpatient visits	976,310	995,968	(2.0)%	2,917,931	2,962,755	(1.5)%

Sources of net patient revenue
Medicare	23.7%	24.4%	(0.7)%	24.0%	25.1%	(1.1)%	*
Medicaid	8.0%	8.5%	(0.5)%	8.7%	8.3%	0.4%	*
Managed care governmental	15.2%	14.8%	0.4%	15.0%	14.8%	0.2%	*
Managed care commercial	41.8%	41.2%	0.6%	41.2%	41.2%	—%	*
Indemnity, self-pay and other	11.3%	11.1%	0.2%	11.1%	10.6%	0.5%	*

*	This change is the difference between the 2010 and 2009 amounts shown

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2010 by Calendar Quarter

(Unaudited)

				Nine Months
(Dollars in millions except per share amounts)	Three Months Ended			Ended
	3/31/10	6/30/10	9/30/10	9/30/10

Net operating revenues	$2,339	$2,303	$2,262	$6,904
Operating expenses:
Salaries, wages and benefits	987	969	977	2,933
Supplies	398	395	390	1,183
Provision for doubtful accounts	189	173	187	549
Other operating expenses, net	467	498	505	1,470
Depreciation and amortization	95	97	101	293
Impairment of long-lived assets and goodwill, and restructuring charges	—	(2)	3	1
Litigation and investigation costs	2	2	2	6

Operating income	201	171	97	469
Interest expense	(109)	(107)	(107)	(323)
Loss from early extinguishment of debt	—	—	(55)	(55)
Investment earnings	1	1	3	5

Income (loss) from continuing operations, before income taxes	93	65	(62)	96
Income tax (expense) benefit	(3)	(20)	1,002	979

Income from continuing operations, before discontinued operations	90	45	940	1,075
Discontinued operations:
Income (loss) from operations	5	(5)	(4)	(4)
Impairment of long-lived assets and goodwill, and restructuring charges, net	1	(3)	1	(1)
Income tax (expense) benefit	(1)	(2)	3	—

Income (loss) from discontinued operations	5	(10)	—	(5)

Net income	95	35	940	1,070
Less: Preferred stock dividends	6	6	6	18
Less: Net income attributable to noncontrolling interests	1	4	2	7

Net income attributable to Tenet Healthcare Corporation common shareholders	$88	$25	$932	$1,045

Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders
Basic
Continuing operations	$0.17	$0.07	$1.92	$2.17
Discontinued operations	0.01	(0.02)	—	(0.01)

	$0.18	$0.05	$1.92	$2.16

Diluted
Continuing operations	$0.16	$0.07	$1.68	$1.91
Discontinued operations	0.01	(0.02)	—	(0.01)

	$0.17	$0.05	$1.68	$1.90

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	481,917	484,610	485,210	483,912
Diluted	559,228	502,549	559,850	560,200

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING HOSPITALS

Fiscal 2010 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended			Nine Months Ended
	3/31/10	6/30/10	9/30/10	9/30/10

Net inpatient revenues	$1,544	$1,478	$1,430	$4,452
Net outpatient revenues	$706	$733	$734	$2,173

Number of general hospitals (at end of period)	49	49	49	49
Licensed beds (at end of period)	13,430	13,420	13,430	13,430
Average licensed beds	13,431	13,435	13,423	13,430
Utilization of licensed beds	54.0%	50.3%	48.3%	50.8%
Patient days	652,952	614,365	596,810	1,864,127
Adjusted patient days	958,248	929,186	913,049	2,800,483
Net inpatient revenue per patient day	$2,365	$2,406	$2,396	$2,388
Admissions	132,599	127,751	125,645	385,995
Adjusted patient admissions	195,909	194,828	193,670	584,407
Net inpatient revenue per admission	$11,644	$11,569	$11,381	$11,534
Average length of stay (days)	4.9	4.8	4.7	4.8
Surgeries	87,998	91,285	91,064	270,347
Net outpatient revenue per visit	$741	$741	$752	$745
Outpatient visits	952,915	988,706	976,310	2,917,931

Sources of net patient revenue
Medicare	25.1%	23.2%	23.7%	24.0%
Medicaid	8.7%	9.3%	8.0%	8.7%
Managed care governmental	14.8%	15.1%	15.2%	15.0%
Managed care commercial	40.5%	41.4%	41.8%	41.2%
Indemnity, self-pay and other	10.9%	11.0%	11.3%	11.1%

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) cumulative effect of changes in accounting principle, net of tax, (2) net income attributable to noncontrolling interests, (3) preferred stock dividends, (4) income (loss) from discontinued operations, net of tax, (5) income tax (expense) benefit, (6) investment earnings (loss), (7) gain (loss) from early extinguishment of debt, (8) net gain (loss) on sales of investments, (9) interest expense, (10) litigation and investigation (costs) benefit, net of insurance recoveries, (11) hurricane insurance recoveries, net of costs, (12) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, and (13) depreciation and amortization. The Company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation common shareholders. Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term, to Adjusted EBITDA, is set forth in the first table below for the three and nine months ended September 30, 2010 and 2009.

(2) Adjusted Free Cash Flow

Adjusted Free Cash Flow, a non-GAAP term, is defined by the Company as cash provided by (used in) operating activities less income tax refunds (payments), payments against reserves for restructuring charges and litigation costs, operating cash flows from discontinued operations, excluding income taxes, capital expenditures in continuing operations, and new hospital construction expenditures. The Company believes the use of Adjusted Free Cash Flow is meaningful as the use of this financial measure provides the Company and the users of its financial statements with supplemental information about the impact on the Company’s cash flows from the items specified above. The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The Company uses this information in its analysis of its cash flows excluding items that it does not consider relevant to the liquidity of its hospitals in continuing operations. Adjusted Free Cash Flow is a measure of liquidity that management uses in its business as an alternative to net cash provided by (used in) operating activities. Because Adjusted Free Cash Flow excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance or liquidity. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is set forth in the second table below for the three and nine months ended September 30, 2010 and 2009.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 - Reconciliation of Adjusted EBITDA to Net Income Attributable to Tenet Healthcare

Corporation Common Shareholders

(Unaudited)

(Dollars in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$932	$(3)	$1,045	$160
Less: Net income attributable to noncontrolling interests	(2)	(2)	(7)	(8)
Preferred stock dividends	(6)	—	(18)	—
Loss from discontinued operations, net of tax	—	(5)	(5)	(36)

Income from continuing operations	940	4	1,075	204
Income tax (expense) benefit	1,002	(3)	979	(12)
Investment earnings (loss)	3	2	5	(1)
Gain (loss) from early extinguishment of debt	(55)	(16)	(55)	97
Net gain on sales of investments	—	—	—	15
Interest expense	(107)	(112)	(323)	(342)

Operating income	97	133	469	447
Litigation and investigation costs	(2)	(3)	(6)	(13)
Impairment of long-lived assets and goodwill, and restructuring charges	(3)	(7)	(1)	(13)
Depreciation and amortization	(101)	(97)	(293)	(291)

Adjusted EBITDA	$203	$240	$769	$764

Net operating revenues	$2,262	$2,262	$6,904	$6,753

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	9.0%	10.6%	11.1%	11.3%

Additional Supplemental Non-GAAP Disclosures

Table #2 Reconciliation of Adjusted Free Cash Flow

(Unaudited)

(Dollars in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net cash provided by operating activities	$128	$120	$297	$284
Less:
Income tax refunds (payments), net	—	(7)	34	15
Payments against reserves for restructuring charges and litigation costs	(25)	(109)	(76)	(165)
Net cash provided by (used in ) operating activities from discontinued operations, excluding income taxes	(7)	3	(2)	31

Adjusted net cash provided by operating activities – continuing operations	160	233	341	403
Purchases of property and equipment – continuing operations	(106)	(78)	(254)	(216)
Construction of new and replacement hospitals	(1)	(13)	(13)	(47)

Adjusted Free Cash Flow – continuing operations	$53	$142	$74	$140

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #3 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income Attributable to Tenet Healthcare Corporation Common Shareholders

for Year Ending December 31, 2010

(Unaudited)

(Dollars in millions)	Low	High

Net income attributable to Tenet Healthcare Corporation common shareholders	$1,075	$1,110
Less:
Net income attributable to noncontrolling interests	(11)	(11)
Preferred stock dividends	(24)	(24)
Loss from discontinued operations, net of tax	(12)	(7)

Income from continuing operations	1,122	1,152
Income tax benefit	947	927

Income from continuing operations, before income taxes	175	225
Loss from early extinguishment of debt	(55)	(55)
Interest expense, net	(425)	(410)

Operating income	655	690
Litigation and investigation costs	(6)	(6)
Impairment of long-lived assets and goodwill, and restructuring charges	(4)	(4)
Depreciation and amortization	(385)	(400)

Adjusted EBITDA	$1,050	$1,100

Net operating revenues	$9,200	$9,300
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	11.4%	11.8%

Additional Supplemental Non-GAAP Disclosures

Table #4 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Normalized Net Income Attributable to Tenet Healthcare Corporation

Common Shareholders for Year Ending December 31, 2010

(Unaudited)

(Dollars in millions except per share amounts)	Low	High

Adjusted EBITDA (from Table # 3, above)	$1,050	$1,100

Depreciation and amortization	(385)	(400)
Interest expense, net	(425)	(410)

Normalized income from continuing operations before income taxes	240	290
Normalized income tax expense (a)	(95)	(115)

Normalized income from continuing operations	145	175
Preferred stock dividends	(24)	(24)
Net income attributable to noncontrolling interests	(11)	(11)

Normalized net income attributable to Tenet Healthcare Corporation common shareholders (a)	$110	$140

Weighted average shares outstanding (in millions)	501	501

Normalized earnings per share – continuing operations (a)	$0.22	$0.28

(a)	Uses normalized tax rate of 40 percent.

Table #5 Reconciliation of Outlook Adjusted Free Cash Flow

for the Year Ending December 31, 2010

(Unaudited)

(Dollars in millions)
	Low	High
Net cash provided by operating activities	$483	$588
Less:
Income tax refunds (payments), net	(15)	14
Payments against reserves for restructuring charges and litigation costs	(76)	(76)
Net cash used in operating activities from discontinued operations, excluding income taxes	(6)	—

Adjusted net cash provided by operating activities – continuing operations	580	650
Purchases of property and equipment – continuing operations	(412)	(462)
Construction of new and replacement hospitals	(13)	(13)

Adjusted Free Cash Flow – continuing operations	$155	$175